Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is entered into by and between Black Rifle Coffee Company LLC (the “Company”), BRC Inc. (“BRC”) and Heath Nielsen (“Employee”).

1.Separation.

(a)The parties acknowledge and agree that Employee’s employment with the Company will terminate on May 5th, 2023 (the “Separation Date”) or if applicable, the Early Separation Date (as defined below). The Company shall advance the Separation Date to an earlier date (the “Early Separation Date”) in the event that Employee fails to satisfy his obligations under this Agreement or otherwise engages in conduct as a result of which the Company believes it is in the best interests of the Company that Employee no longer be employed by the Company, in which case the Early Separation Date shall be a date selected by the Company.

(b)Following the earlier of the Separation Date or Early Separation Date (if applicable), Employee shall not be, or represent that Employee is (including on LinkedIn or any other applicable social media platforms), an employee, agent, or representative of the Company or any of the other Releasees (as defined below); to the extent applicable, any and all positions Employee holds with any of the Company or any of the other Releasees shall terminate; and Employee agrees to execute any documents or take any actions requested by the Company to effectuate the foregoing.

2.Employment Until the Separation Date or Early Separation Date (If Applicable).

(a)Unless otherwise requested by the Company in writing, until the earlier of the Separation Date or the Early Separation Date (if applicable), Employee shall: (i) continue to perform the duties and responsibilities reasonably requested of Employee in good faith, including assisting the Company with the transition of his duties and responsibilities, and (ii) honor the terms of this Agreement, including by continuing to maintain compliance with all Restrictive Covenants (as defined below).

(b)Provided that Employee complies with the terms and conditions of this Agreement, until the earlier of the Separation Date or the Early Separation Date (if applicable): Employee will (i) continue to be paid Employee’s regular base salary in accordance with the Company’s normal payroll practices and (ii) continue to participate in the Company’s benefit plans, subject to the eligibility provisions contained therein and on the same terms and conditions as other active, similarly situated employees; provided that the Company may modify or terminate any employee benefit plan or program at any time, in its sole discretion.

3.COBRA. The benefits received by Employee (and Employee’s eligible dependents, if any) under the Company’s benefit plan shall cease as of the earlier of either the Separation Date or the Early Separation Date (if applicable). Thereafter, pursuant to governing law and independent of this Agreement, Employee will be eligible to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and any eligible dependents if Employee timely applies for such coverage. Such COBRA coverage will be at Employee’s sole expense. Information regarding Employee’s eligibility for COBRA coverage and the terms and conditions of such coverage will be provided to Employee in a separate mailing.

4.Separation Benefits.

(a)Pre-Separation Benefits. Provided that the Effective Date (as defined below) occurs and Employee complies with the terms and conditions of this Agreement, in exchange for the promises, covenants, releases, and waivers set forth herein, and in addition to the other good and sufficient consideration received by Employee, the Company will pay or provide, or cause Employee to be paid or provided with, the payments and benefits set forth in Paragraph 2(b) of this Agreement.

(a)Post-Separation Benefits. Provided that the Post-Separation Release Effective Date (as defined below) occurs and Employee continues to comply with the terms and conditions of this Agreement (including, without limitation, Paragraphs 8 and 9 below), in exchange for the promises, covenants, releases, and waivers set forth herein, the transition services to be provide pursuant to Paragraph 9 below and in addition to the other good and sufficient consideration received by Employee:

i.the Company will pay Employee an aggregate cash payment equal to $100,000, payable in four equal monthly payments of $25,000, less applicable deductions and withholdings, with the first installment to begin no later than 30 days following the Post-Separation Release Effective Date (the period upon which such amounts are paid, the “Post-Separation Transition Period”); and

ii.following the Post-Separation Release Effective Date, BRC will shorten the duration of Employee’s non-compete obligations as provided for in Paragraph 8 below.

5.No Further Payments or Equity Rights. Employee acknowledges and agrees that the consideration provided in Paragraphs 2 and 4 above: (a) is in full discharge of any and all liabilities and obligations the Releasees have to Employee, monetarily or otherwise, with respect to Employee’s employment, or otherwise, other than any vested rights Employee may have, if any, under the Company’s 401(k) Plan, as set forth in the books and records of such 401(k) Plan (the “Vested 401(k) Benefits”); and (b) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Except with respect to the Vested 401(k) Benefits, Employee specifically acknowledges and agrees that the Company and the Releasees have paid to Employee all of the wages, commissions, overtime, premiums, vacation, notice pay, severance pay, separation pay, sick pay, holiday pay, equity, phantom equity, carried interest, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, benefits, perquisites, or payments of any kind or nature whatsoever to which Employee was or may have been entitled (collectively, “Compensation”), and that the Company and the Releasees do not owe Employee any other Compensation, other than as explicitly provided in this Agreement. Without limiting the generality of the foregoing, Employee acknowledges and agrees that as of the Separation Date (i) he shall forfeit all equity awards granted pursuant to the BRC Inc. 2022 Omnibus Incentive Plan (the “Plan”) that are unvested at such time and (ii) subject to the terms of the Plan and the underlying award agreement, any stock option awards that are vested as of the Separation Date shall remain exercisable for ninety (90) days following the Separation Date.

6.Release. Employee, on behalf of Employee and all of Employee’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, rights, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, promises, contracts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company, BRC and/or their respective current, former, and future affiliates, subsidiaries, parents, related companies, portfolio companies, controlling shareholders, owners, divisions, directors, members, trustees, officers, general partners, limited partners, employees, agents, attorneys, successors, assigns, representatives, insurers, and investment funds (and the other investment vehicles any of the foregoing manage and/or for which they perform services) (collectively, with the Company, the “Company Group” and each a “Company Group Member”); and each Company Group Member’s respective current, former, and future directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, investments, representatives, and attorneys (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Employee executes (or re- executes, as applicable) this Agreement, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Employee executes (or re-executes, as applicable) this Agreement (including, but not limited to, under the Award Agreements, the Plan, or any employment agreement, offer letter, plan, agreement, award or contract); (c) Claims arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee may participate; (d) Claims for any bonus, incentive payment, severance or other Compensation; (e) Claims for any units, tracking units, equity, interest, carried interest, capital interest, distributions or other distribution or allocation rights; (f) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Families First Coronavirus Response Act, each as amended, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for Compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees; and (g) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (A) any Claims that arise after the date Employee executes (or re-executes, as applicable) this Agreement; (B) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any Claims that cannot be waived or released as a matter of law; (D) any claims Employee may have to workers’ compensation or unemployment benefits; or (E) any right to the Vested 401(k) Benefits. Employee specifically intends the release of Claims in this Paragraph 6 to be the broadest possible release permitted by law.

7.No Further Claims. Employee represents and warrants that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Paragraph 6 of this Agreement, Employee further agrees not to commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission or other governmental agency or commission (collectively, the “EEOC”) or participating in any EEOC investigation; provided that Employee may not receive any relief (including, but not limited to, Compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law. For the avoidance of doubt, nothing shall prevent Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8.Continuing Obligations; Limited Waiver of Noncompetition Restrictions. Employee acknowledges and agrees that Employee shall continue to remain bound by any and all obligations and restrictive covenants, including all cooperation, confidentiality, noncompetition (except as modified by the succeeding sentence), nonsolicitation, noninterference, and nondisparagement obligations that Employee owes to BRC, the Company or the other Releasees, including as set forth in that certain Restricted Stock Unit Award Agreement and that Stock Option Award Agreement between Employee and BRC (the “Award Agreements”) and such obligations shall remain in full force and effect and are incorporated by reference herein (collectively, the “Restrictive Covenants”), and the Company shall be an express third party beneficiary thereof. Notwithstanding the foregoing, BRC agrees that for purposes of the Restrictive Covenants, all noncompetition restrictions shall apply only through the end of the Post-Separation Transition Period and shall be from and thereafter waived. For the avoidance of doubt, all other restrictions set forth in the Restrictive Covenants shall continue to apply for the period specified therein. Employee shall treat this Agreement, and its terms and conditions, as confidential information in accordance with the Restrictive Covenants. Employee agrees that, on or prior to the earlier of the Separation Date or Early Separation Date (as applicable), Employee shall have returned to the Company (without retaining copies (electronic or otherwise)) all of the information, data and property of the Releasees in Employee’s possession, custody or control. Employee shall not encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non- governmental third party against any of the Releasee.

9.Post-Employment Services. During the Post-Separation Transition Period, as consideration for the payments and benefits provided for pursuant to Section 4(b) above, Employee shall be available to provide such transitional services as are reasonably requested by the Company (the “Transition Services”). The scope of such services shall be at the reasonable discretion of the Company’s Chief Executive Officer, and are not expected to exceed ten (10) hours per month.

10.Construction. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

11.Interpretation. This Agreement and the agreements explicitly referenced herein set forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties, and can be modified only in a written agreement signed by Employee, on the one hand, and an officer of the Company, on the other hand. Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement. Each of the Releasees shall be a third-party beneficiary to this Agreement and entitled to enforce it in accordance with its terms. PDF or other electronic copies of this Agreement shall have the same force and effect as the original. This Agreement may be executed in counterparts and each shall be considered to be an original and all of which taken together will constitute one and the same agreement. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability, or of any wrongful acts whatsoever against Employee or any other person.

12.Acknowledgment; Effectiveness.

(a)Employee has been given twenty-one (21) days from the date of Employee’s initial receipt of this Agreement to consider the terms of this Agreement, although Employee may sign it at any time sooner. The parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not restart this time period. Employee further understands that this Agreement shall be null and void if Employee fails to execute this Agreement during such period and return it to Marty Manning at martin.manning@blackriflecoffee.com. Employee has seven (7) calendar days after the date on which Employee initially executes this Agreement to revoke Employee’s consent to this Agreement. Such revocation must be in writing and must be emailed to Marty Manning at martin.manning@blackriflecoffee.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. If Employee does not sign this Agreement or if Employee timely revokes Employee’s execution of this Agreement, this Agreement shall be null and void and the “Effective Date” (as defined below) shall not occur. Provided that Employee timely executes this Agreement as provided herein and does not revoke Employee’s execution of this Agreement within such seven (7)-day revocation period, this Agreement will become effective on the eighth (8th) calendar day after the date on which Employee signs this Agreement (the “Effective Date”) provided that it has also been executed by an authorized officer on behalf of the Company.

(b)For this Agreement to be fully effective, Employee must re-execute this Agreement on the Separation Date or the Early Separation Date (if applicable) or within twenty-one (21) days thereafter, and email it to Marty Manning at martin.manning@blackriflecoffee.com. Employee has seven (7) calendar days from the date of such re-execution to revoke Employee’s consent to such re-execution. Such revocation must be in writing and must be emailed to Marty Manning at martin.manning@blackriflecoffee.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. If Employee does not re-execute this Agreement within such period or if Employee timely revokes such re-execution, this Agreement shall remain in full force and effect, except Employee shall not receive the consideration set forth in Paragraph 4(b) of this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven (7)-day period, the “Post-Separation Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which Employee re-executes this Agreement.

(c)Should Employee breach this Agreement, including any of the Restrictive Covenants, Transition Services or other obligations set forth herein or referenced herein, whether before or after the Separation Date or the Early Separation Date (if applicable), then: (a) the Company and Releasees shall have no further obligations to Employee under this Agreement or otherwise (including but not limited to any obligation to provide the consideration set forth in Paragraphs 2 and 4 of this Agreement); (b) the Company and the Releasees shall have all rights and remedies available to them under this Agreement and any applicable law or equitable theory; and (c) all of Employee’s promises, covenants, releases, waivers, representations, and warranties under this Agreement will remain in full force and effect.

13.EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.
[Signature Page Follows]

Black Rifle Coffee Company LLC

By: /s/ Tom Davin 4/18/2023
Name: Tom Davin         Date
Title: Co-CEO

BRC Inc.

By: /s/ Tom Davin 4/18/2023
Name:      Tom Davin Date
Title: Co-CEO
Employee

/s/ Heath Nielsen 4/18/2023
Heath Nielsen Date

RE-EXECUTED NO SOONER THAN THE SEPARATION DATE OR EARLY SEPARATION DATE (IF APPLICABLE):

/s/ Heath Nielsen 5/8/2023
Heath Nielsen Date

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